UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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EQT CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On June 19, 2019, EQT Corporation (the “Company”) issued the following news release:

NEWS RELEASE

EQT Files Investor Presentation Detailing Strong Operational and

Financial Performance Delivered by New Board and Management Team

Preliminary Second Quarter Results Demonstrate Continued Business Momentum

EQT’s Purpose-Built Board Is Best Positioned to Oversee the Company’s

Continued Success and Further Value Creation

Independent Analysis Affirms that EQT Is a Low-Cost Leader,
and Refutes Unsubstantiated and Unrealistic Claims of the Toby Rice Group

EQT Urges Shareholders to Vote TODAY “FOR” All 12 of the Company’s
Highly Experienced Nominees on the GOLD Universal Proxy Card

PITTSBURGH — (June 19, 2019) — EQT Corporation (NYSE: EQT) today filed a new investor presentation with the U.S. Securities and Exchange Commission in connection with its 2019 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on July 10, 2019.

Highlights of the presentation include EQT’s:

•                  Transformation. Under the Company’s refreshed Board of Directors (the “Board”) and management team, the new EQT is a more efficient, premier pure-play upstream company.

•                  EQT generated more than $300 million in cumulative adjusted free cash flow[1] in Q4 2018 and Q1 2019.

•                  Tremendous progress. EQT is delivering significant value through a compelling new, bottom-up strategic plan, capitalizing on the Company’s top-tier asset base to generate significant free cash flow.

•                  EQT is on track to deliver $300 to $400 million of adjusted free cash flow[1] in 2019, and over $3.0 billion through 2023 with meaningful upside.

•                  Outstanding recent performance. Earlier this week EQT released strong preliminary second quarter 2019 results, which demonstrate the Company’s momentum, including:

•                  Sales volumes at the high end of the Company’s guidance of 355 to 375 Bcfe;

•                  Approximately $25 million of incremental annual capital expenditure savings under EQT’s Target 10% Initiative;

•                  Adjusted free cash flow[1] improvement of $25 million over the previously provided guidance[2];

•                  8% reduction in drilling days / 1,000 feet quarter-over-quarter[3];

•                  20% improvement in frac stages / crew quarter-over-quarter[3]; and

•                  14% increase in frac plugs drilled per day quarter-over-quarter[3].

•                  Industry-leading cost structure. EQT has superior unit costs and drilling efficiencies as compared to peers.

•                  EQT’s well productivity, costs and planning efficiency were historically as competitive as, or better than, Rice Energy’s, according to independent analysis conducted by industry research specialist Wood Mackenzie, and EQT’s new management team has already identified $175 million in annual cost savings since November 2018.

1  Non-GAAP financial measure, see non-GAAP disclosures below for definition and pricing assumptions.

2  Excludes the impact of litigation reserves and proxy-related costs.

3  Second quarter through May 31, 2019 compared to first quarter 2019.

NEWS RELEASE

•                 Significant stock price outperformance. EQT stock has outpaced peers as new leadership has successfully executed its strategic plan.

•                  EQT has outperformed its Appalachian Peers by 49%4 since the spin-off of Equitrans Midstream Corporation.

•                  Commitment to Board refreshment. EQT has actively engaged with shareholders and added highly qualified new independent directors.

•                  EQT added four highly qualified independent directors to the Board at the end of 2018 and nominated three additional highly qualified independent director candidates for the Annual Meeting. If elected, 67% of the Board will be new in the last year and the average tenure will be 2.3 years.

•                  Concerns that the election of the Toby Rice slate would result in a weaker Board, managerial chaos and value destruction.

•                  The replacement of EQT’s recently refreshed management team and Board would decrease Board independence, disrupt the Company’s progress, adversely impact financial and operational results and jeopardize EQT’s strong outperformance.

The investor presentation and other materials regarding the Board of Directors’ recommendations for the Annual Meeting are available at VoteGoldForEQT.com/Presentations. EQT also today posted additional videos highlighting the strengths of the Company’s directors to VoteGoldForEQT.com/our-nominees/.

To ensure EQT can continue its successful transformation and build on its momentum, the Board recommends that shareholders vote “FOR” all 12 of EQT’s highly qualified director nominees by phone, on the internet or by signing and returning the GOLD universal proxy card in the postage-paid envelope provided. EQT reminds shareholders that their vote is extremely important no matter how many shares they own. Every vote counts and will impact the future of EQT as a focused E&P business.

If you have any questions, or need assistance in voting

your shares on the GOLD universal proxy card,

please call EQT’s proxy solicitor:

INNISFREE M&A INCORPORATED

TOLL-FREE at 1-877-687-1866 (from the U.S. or Canada)

Or at (412) 232-3651 (From Other Locations)

Please discard and do NOT vote using any white proxy cards you may receive from the Toby Rice Group

About EQT Corporation:

EQT Corporation is a natural gas production company with emphasis in the Appalachian Basin and operations throughout Pennsylvania, West Virginia and Ohio. With 130 years of experience and a long-standing history of good corporate citizenship, EQT is the largest producer of natural gas in the United States. As a leader in the use of advanced horizontal drilling technology, EQT is committed to minimizing the impact of drilling-related activities and reducing its overall environmental footprint. Through safe and responsible operations, EQT is helping to meet our nation’s demand for clean-burning energy, while continuing to provide a rewarding workplace and support for activities that enrich the communities where its employees live and work. Visit EQT Corporation at www.EQT.com; and to learn more about EQT’s sustainability efforts, please visit https://csr.eqt.com.

EQT Management speaks to investors from time to time and the analyst presentation for these discussions, which is updated periodically, is available via the Company’s investor relationship website at ir.eqt.com.

4  Based on total shareholder return from 11/13/18 through 5/31/19. Appalachian Peers represents the median total shareholder return of AR, CNX, COG, RRC and SWN from 11/13/18 through 5/31/19.

NEWS RELEASE

Cautionary Statements

This news release contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Statements that do not relate strictly to historical or current facts are forward-looking. Without limiting the generality of the foregoing, forward-looking statements contained in this news release specifically include the expectations of plans, strategies, objectives and growth and anticipated financial and operational performance of the Company and its subsidiaries, including guidance regarding projected adjusted free cash flow, sales volumes and capital expenditures; and anticipated cost savings. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The Company has based these forward-looking statements on current expectations and assumptions about future events, taking into account all information currently available to the Company. While the Company considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks and uncertainties, many of which are difficult to predict and beyond the Company’s control. The risks and uncertainties that may affect the operations, performance and results of the Company’s business and forward-looking statements include, but are not limited to, those set forth under Item 1A, “Risk Factors,” of the Company’s Form 10-K for the year ended December 31, 2018, as filed with the SEC and as updated by subsequent Form 10-Qs filed by the Company, and those set forth in the other documents the Company files from time to time with the SEC.

Any forward-looking statement speaks only as of the date on which such statement is made, and the Company does not intend to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

NON-GAAP DISCLOSURES

Adjusted Free Cash Flow

Adjusted free cash flow is defined as the Company’s net cash provided by operating activities less changes in other assets and liabilities, less EBITDA attributable to discontinued operations (a non-GAAP supplemental financial measure defined below), plus interest expense attributable to discontinued operations and cash distributions from discontinued operations, less accrual-based capital expenditures attributable to continuing operations. Adjusted free cash flow is a non-GAAP supplemental financial measure that the Company’s management and external users of its consolidated financial statements, such as industry analysts, lenders and ratings agencies use to assess the Company’s liquidity. The Company believes that adjusted free cash flow provides useful information to management and investors in assessing the impact of the Company’s ability to generate cash flow in excess of capital requirements and return cash to shareholders. Adjusted free cash flow should not be considered as an alternative to net cash provided by operating activities or any other measure of liquidity presented in accordance with GAAP.

The table below reconciles adjusted free cash flow with net cash provided by operating activities, the most comparable financial measure calculated in accordance with GAAP, as derived from the Statements of Condensed Consolidated Cash Flows included in the Company’s report on Form 10-Q for the quarter ended March 31, 2019 and in the Company’s report on Form 10-K for the year ended December 31, 2018.

NEWS RELEASE

	Three Months Ended March 31, 2019	Three Months Ended December 31, 2018	Total
	(Thousands)
Net cash provided by operating activities	$871,287	$530,866	$1,402,153
(Deduct) / add back changes in other assets and liabilities	(223,934)	261,216	37,282
Operating cash flow	$647,353	$792,082	$1,439,435
(Deduct) / add back:
EBITDA attributable to discontinued operations(a)	—	(118,934)	(118,934)
Interest expense attributable to discontinued operations	—	19,452	19,452
Adjusted operating cash flow	$647,353	$692,600	$1,339,953
(Deduct):
Capital expenditures attributable to continuing operations	(476,022)	(558,351)	(1,034,373)
Adjusted free cash flow	$171,331	$134,249	$305,580

(a)         As a result of the separation of the Company’s midstream business from its upstream business and subsequent spin-off of Equitrans Midstream Corporation in November 2018, the results of operations of Equitrans Midstream Corporation are presented as discontinued operations in the Company’s Statements of Condensed Consolidated Operations. EBITDA attributable to discontinued operations is a non-GAAP supplemental financial measure reconciled in the section below.

The Company has not provided projected net cash provided by operating activities or a reconciliation of projected adjusted free cash flow to projected net cash provided by operating activities, the most comparable financial measure calculated in accordance with GAAP. The Company is unable to project net cash provided by operating activities for any future period because this metric includes the impact of changes in operating assets and liabilities related to the timing of cash receipts and disbursements that may not relate to the period in which the operating activities occurred. The Company is unable to project these timing differences with any reasonable degree of accuracy without unreasonable efforts such as predicting the timing of its and customers’ payments, with accuracy to a specific day, months in advance. Furthermore, the Company does not provide guidance with respect to its average realized price, among other items, that impact reconciling items between net cash provided by operating activities and adjusted operating cash flow and adjusted free cash flow, as applicable. Natural gas prices are volatile and out of the Company’s control, and the timing of transactions and the income tax effects of future transactions and other items are difficult to accurately predict. Therefore, the Company is unable to provide projected net cash provided by operating activities, or the related reconciliation of projected adjusted free cash flow to projected net cash provided by operating activities, without unreasonable effort. Projected 2019 adjusted free cash flow is based on average NYMEX natural gas price (April to December) of $2.79 per MMbtu as of March 31, 2019. For the period 2020 through 2023, projected adjusted free cash flow is based on average NYMEX natural gas price of $2.85 per MMbtu for Henry Hub and ($0.45) local basis.

EBITDA Attributable to Discontinued Operations

EBITDA attributable to discontinued operations is a non-GAAP supplemental financial measure defined as income from discontinued operations, net of tax plus interest expense, income tax expense, depreciation and amortization of intangible assets attributable to discontinued operations for the three months ended December 31, 2018.

NEWS RELEASE

The table below reconciles EBITDA attributable to discontinued operations with income from discontinued operations, net of tax, the most comparable financial measure calculated in accordance with GAAP, as reported in the Statements of Condensed Consolidated Operations included in the Company’s report on Form 10-K for the year ended December 31, 2018.

Three Months Ended December 31, 2018
(Thousands)
Income (loss) from discontinued operations, net of tax	$(163,911)
Add back / (deduct):
Interest expense	19,452
Income tax benefit	(31,575)
Depreciation	22,243
Amortization of intangible assets	4,847
Impairment of goodwill	267,878
EBITDA attributable to discontinued operations	$118,934

Important Information

EQT Corporation (the “Company”) filed a definitive proxy statement and associated GOLD universal proxy card with the Securities and Exchange Commission (the “SEC”) on May 22, 2019 in connection with the solicitation of proxies for the Company’s 2019 Annual Meeting of Shareholders (the “2019 Annual Meeting”). Details concerning the nominees for election to the Company’s Board of Directors at the 2019 Annual Meeting are included in the definitive proxy statement. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SHAREHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT AND ANY SUPPLEMENTS THERETO, IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and shareholders can obtain a copy of the relevant documents filed by the Company with the SEC, including the definitive proxy statement, free of charge by visiting the SEC’s website, www.sec.gov. Investors and shareholders can also obtain, without charge, a copy of the definitive proxy statement, when available, and other relevant filed documents by directing a request to Blake McLean, Senior Vice President, Investor Relations and Strategy of EQT Corporation, at BMcLean@eqt.com, by calling the Company’s proxy solicitor, Innisfree M&A Incorporated, toll-free, at 877-687-1866, or from the Company’s website at https://ir.eqt.com/sec-filings.

Contacts:

Analyst inquiries:

Blake McLean — Senior Vice President, Investor Relations and Strategy

412.395.3561

BMcLean@eqt.com

Media inquiries:

Michael Laffin — Vice President, Communications

412.395.2069

MLaffin@eqt.com

On June 19, 2019, the Company made the following changes to its shareholder communications website, https://votegoldforeqt.com/:

EQ.T HOME OUR NOMINEES NEWS ANDFlUNGS PRESENTATIONS NON-GAAP DISCLOSURES MAIUNGUST MEET YOUR INDEPENDENT DIRECTORS AND NEW NOMI NEES Janet Carrig FORMERSVP, L£G.t.L. GC AND CORPORATESECRETAPY. CONCCOPHIWPS Christina cassotis CEOA, LLEGHENYCOUNT'I" AIRPORT !t.utHORfTY William Lambert CHAIRt.,AN,FORMER PPESIOENT ANOCEO.MSASAFEn' INC Gerald MacCieary Qi.! RMAN ,llNOCEOC. OVESTRO LlC!FOiUJERLY BAYER MATERl4lSUENCSJ James McManus FORMER Qt..!.JP\IAN CEO ANDPR.B!OENT,ENERCEN CORDOAATION Val erie Mitchell FOUNDING MEMBEtl ANO CEO.CORTER1=1A ENERGY Christine Toretti PRE5IDENT DAU. DIO,LLC

EQT
HOME | OUR NOMINEES | NEWS AND FILINGS | PRESENTATIONS | NON-GAAP DISCLOSURES | MAILING LIST | VOTE TODAY

MEET YOUR HIGHLY-QUALIFIED EQT BOARD

MEET YOUR INDEPENDENT DIRECTORS AND NEW NOMINEES

Janet Carrig
FORMER SVP, LEGAL, GC AND CORPORATE SECRETARY, CONOCOPHILLIPS

Christina Cassotis
CEO, ALLEGHENY COUNTY AIRPORT AUTHORITY

William Lambert
CHAIRMAN, FORMER PRESIDENT AND CEO, MSA SAFETY, INC.

Gerald MacCleary
CHAIRMAN AND CEO, COVESTRO LLC (FORMERLY BAYER MATERIAL SCIENCES)

James McManus
FORMER CHAIRMAN, CEO AND PRESIDENT, ENERGEN CORPORATION

Valerie Mitchell
FOUNDING MEMBER AND CEO, CORTERRA ENERGY

Christine Toretti
PRESIDENT, PALLADIO, LLC

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EQT
HOME | OUR NOMINEES | NEWS AND FILINGS | PRESENTATIONS | NON-GAAP DISCLOSURES
MAILING LIST | VOTE TODAY

News and Filings

EQT'S PROGRESS IN DELIVERING ENHANCED SHAREHOLDER VALUE

VOTE TODAY

JUNE 18, 2019
EQT Issues Statement
DOWNLOAD RELEASE

JUNE 17, 2019
EQT Provides Preliminary Second Quarter 2019 Financial and Operational Results and Announces Additional Savings Under Target 10% Initiative
DOWNLOAD RELEASE

JUNE 12, 2019
EQT Highlights its Purpose-Built Board; EQT's Nominees Have the Right Mix of Skills and Experience to Oversee the Company's Continued Success
DOWNLOAD RELEASE
DOWNLOAD LETTER

JUNE 11, 2019
EQT Corrects the Toby Rice Group's False and Misleading Statements
DOWNLOAD RELEASE

JUNE 3, 2019
EQT Mails Letter to Shareholders, Highlighting Strong Financial and Operational Performance under the Company's New Board and Management Team
DOWNLOAD RELEASE
DOWNLOAD LETTER

MAY 30, 2019
EQT Launches VoteGoldforEQT.com
DOWNLOAD RELEASE

MAY 22, 2019
EQT Files Definitive Proxy and Mails Letter to Shareholders
DOWNLOAD RELEASE
DOWNLOAD LETTER

MAY 22, 2019
Definitive Proxy Filing
DOWNLOAD

APRIL 25, 2019
EQT Reports First Quarter 2019 Results
DOWNLOAD

WE URGE YOU TO VOTE FOR THE TEAM THAT IS DELIVERING RESULTS!

VOTE TODAY

FOR VOTING INSTRUCTIONS
EQT shareholders who have questions or would like additional information should contact our proxy solicitor, Innisfree M&A Incorporated. Shareholders may call toll-free from the U.S. or Canada at 1 (877) 687-1866. Shareholders in other locations may call 1 (412) 232-3651. Banks and brokers may call collect: 1 (212) 750-5833

FOR INVESTORS AND ANALYSTS
Blake McLean
SENIOR VICE PRESIDENT, INVESTOR RELATIONS AND STRATEGY
(412) 395-3561
bmclean@eqt.com

FOR MEDIA
Michael B. Laffin
VICE PRESIDENT, COMMUNICATIONS
(412) 395-2069
mlaffin@eqt.com

E(J.T OUR NOMINEE.$ N EWS AND FlliNGS PRESENTATIONS MAILINGUST HOME NON-GAAP OISCLOSURES ]U},,E:IX'l'f EQT Investor Presentatton ,:.,P:{!t.3.20 3 Ql2019 Ea rnings Presentation DOWNLOAD DOWNLOAD VOTE TODAY

EQT
HOME | OUR NOMINEES | NEWS AND FILINGS | PRESENTATIONS | NON-GAAP DISCLOSURES | MAILING LIST | VOTE TODAY

Presentations

EQT'S PLAN FOR POSITIVE CHANGE

VOTE TODAY

JUNE 19, 2019
EQT Investor Presentation
DOWNLOAD

APRIL 25, 2019
Q1 2019 Earnings Presentation
DOWNLOAD

WE URGE YOU TO VOTE FOR THE TEAM THAT IS DELIVERING RESULTS!

VOTE TODAY

FOR VOTING INSTRUCTIONS
EQT shareholders who have questions or would like additional information should contact our proxy solicitor, Innisfree M&A Incorporated. Shareholders may call toll-free from the U.S. or Canada at 1 (877) 687-1866. Shareholders in other locations may call 1 (412) 232-3651. Banks and brokers may call collect: 1 (212) 750-5833

FOR INVESTORS AND ANALYSTS
Blake McLean
SENIOR VICE PRESIDENT, INVESTOR RELATIONS AND STRATEGY
(412) 395-3561
bmclean@eqt.com

FOR MEDIA
Michael B. Laffin
VICE PRESIDENT, COMMUNICATIONS
(412) 395-2069
MLaffin@eqt.com

On June 19, 2019, the Company posted the following materials to its shareholder communications website, https://votegoldforeqt.com/:

EQT Video Transcript — Jerry MacCleary

My name is Jerry MacCleary, and I’ve served on the EQT Board of Directors since November 2018.

In addition to my role at EQT, I’m also the Chairman and CEO of Covestro LLC.

I joined Covestro back in 1979 as an accountant before moving into a technical sales role in the plastics division. From there, I continued to take on greater responsibility within sales, marketing, M&A, general management, and strategic leadership. In 2012, I became President of the company, and was appointed to CEO and Chairman last year.

Since 2012, I’ve been responsible for Covestro’s North American operations. That includes responsibility for all three business units, as well as the region’s corporate service functions, like communications, HR, legal, accounting, IT, and supply chain.

During that time, I led the successful transformation of our Polyurethane business from a specialty business to a low cost producer commodity business. Our primary focus shifted toward operational excellence, sales margin performance, and generating free operating cash flow. This transition to a low cost producer culture was necessary to mitigate global commodity pricing and continue to generate shareholder value. This is exactly the journey EQT is on now.

Throughout my career, I’ve been incredibly passionate about using my voice and influence to advance initiatives that promote sustainability, safety, innovation, and diversity inclusion. Not just at Covestro, but within the industry and our local communities as well.

That’s why I take an active leadership role in professional organizations that set industry policies and practices. In the chemical industry, for instance, I serve on the Executive Committee for the Society of Chemical Industry, and on the Board of Directors for the National Association of Manufacturers.

I’m also the Chairman of the American Chemistry Council’s Board of Directors and the chair of its Sustainability Committee.

I’m proud to say that Covestro has received our industry’s Responsible Care Product Safety Award for four consecutive years. That’s a reflection of our commitment to continuous improvement in health, safety, and environmental performance.

I’m also passionate about helping to drive sustainability at the local level. Within Pittsburgh, where I was born and raised, I enjoy giving back through my membership on a number of local boards and committees.

I’m co-chair of CEOs for Sustainability, a Sustainable Pittsburgh initiative, which encourages local businesses to integrate sustainability into their business strategies.

I also serve on the Board of Directors for the Allegheny Conference on Community Development, leading the Community and Sustainability Committee.

Over the years at Covestro, I’ve experienced first-hand many of the changes EQT is now navigating. In 2015, I led our North American organization through its separation from Bayer — a change that not only marked a new beginning for Covestro, but paved the way for a whole new culture.

In fact, we’re quite proud of the vibrant culture we’ve built at Covestro — one that more closely reflects our company values: Curious, Courageous, and Colorful. Our employees didn’t just embrace these values, they live them every day.

What made our transition at Covestro so successful is that we were able to transform decades of experience and the confidence that comes with it into a fresh, new start. And that is what I’m seeing at EQT today.

When I was approached in 2018 about joining the Board of EQT, I was excited to bring my skills and experience to another large company undertaking a cultural transformation following a spin-off. It’s a challenge, yes. But also an exciting opportunity.

The successful transformation currently underway at EQT is a wonderful thing to be part of, particularly because it is creating value for the Company’s shareholders.

Drawing from my own experience in this area, I’ve worked closely with the EQT management team to ensure EQT’s new culture is reflected and embraced throughout the entire organization.

I have to say, the changes at EQT are very impressive.

EQT has changed tremendously following the spin-off of Equitrans. To address the legacy issues of the old EQT, the team created a rigorous plan to generate substantial free cash flow. The operating plan is aggressive, but achievable. And it has rapidly improved financial performance, as evidenced by the nearly $305 million in free cash flow generated in the last two quarters.

The improvements go well beyond what can be seen in the numbers.

Under new leadership, EQT has also established itself as a leading environmental steward. A major component of the new plan is how EQT manages water, and I’m proud to say that EQT manages its fresh water and produced water remarkably well.

EQT has a strong water sourcing and recycling program that minimizes fresh water use. In fact, in 2018, 37% of the water used for fracking was from produced water. I’m also proud of the fact that EQT recycles over 90% of the produced water that it generates.

Under Rob’s leadership, EQT has transformed and is delivering value not just to shareholders, but to the communities in which we operate.

In my short time serving on the Board, it is apparent to me that this Board and company are well positioned to succeed.

We have ensured that every committee has the right mix of experience and skills to be as effective as it can be, including the Audit Committee, where I serve alongside Phil Behrman, Bill Lambert, and Stephen Thorington.

EQT has already changed, and another wholesale replacement of the Board and management team would only set back the Company’s progress and destroy value.

If reelected, I will work tirelessly with my fellow directors to ensure EQT continues to make positive changes that drive shareholder value and continues to be a responsible operator and pillar of our community.

A vote for EQT’s nominees is a vote to support the Company’s successful cultural transformation, and its commitment to safety, the environment, and our local Pittsburgh community.

To protect the value of your investment, vote today on the GOLD universal proxy card FOR all 12 of EQT’s highly qualified nominees.

EQT Video Transcript — Bill Lambert

Hello, I’m Bill Lambert.

I joined the EQT Board of Directors about six months ago, in the fourth quarter of 2018, when EQT spun off its midstream business and began reconstituting its Board of Directors.

For background, in 1981, I joined MSA Safety’s R&D group as a design engineer. MSA Safety is a global leader in the development, manufacture, and supply of sophisticated safety products. Over the course of my nearly 40-year career at MSA, I served in a variety of roles — a decade in R&D leadership, and more than two decades in executive management — eventually working my way up to President and CEO in 2008.

I became Chairman of the Board in 2015 at MSA, and I retired from the roles of President and CEO in June of last year. Since then, I’ve served as Non-Executive Chairman.

My experience at MSA, which is a public company with a nearly $4 billion market cap, has given me great perspective on corporate governance and the importance and connectivity between operational efficiency, workplace safety, and culture. This is especially relevant for companies in potentially dangerous industries such as natural resource extraction.

MSA specializes in helping protect workers so that they can be as safe and productive as possible.

Building a culture focused on operational excellence was one of my top priorities as CEO at MSA Safety.

There’s a reason that I put productivity and safety together; they are inextricably linked. Safe operations are more efficient, and they are more effective. I saw time and again that workplace safety is a direct driver of value creation.

I’m proud to say that during this period, we increased MSA’s valuation by more than 140%. We were named by the Ethisphere Institute as a Most Ethical Company the last three years, and we have been named a Best Places to Work multiple years.

In addition to serving on the Board of MSA, I’m also on the Board of Directors of Kennametal, a public company with an over $2.5 billion market cap and a leading tooling and industrial materials supplier. I joined the Kennametal Board in 2016, and I have served as Audit Committee Chairman and as a member of the Nominating and Corporate Governance Committee.

I’m also proud to have earned the distinction of Board Leadership Fellow by the National Association of Corporate Directors.

Since joining EQT, I have been impressed with this Board’s commitment to improving corporate governance, including through director refreshment and the adoption of the universal proxy card for this year’s upcoming Annual Meeting. EQT is one of the first companies in the U.S. to use a universal proxy.

I have worked closely with the other directors, and it is clear that upholding outstanding corporate governance will continue to be a hallmark of the new EQT.

After retiring from MSA, a recruiter approached me about a potential director role on the EQT Board. It became obvious that EQT was putting together a purpose-built Board. The directors I met with were looking to add specific skillsets and had sought me out because of my background and my focus on safety, manufacturing excellence, and employee productivity and engagement.

They wanted directors who not only value safety and productivity but also know how to profitably grow a business while maintaining a strong culture and delivering superior returns for investors.

I found the Company’s proactive approach to customizing Board composition very refreshing. I think EQT is setting a strong example for all companies when it comes to building a purposeful Board that comprises diverse perspectives and experiences.

The EQT Board described the type of culture they were building across the Company, and they stressed that this type of cultural transformation needed to happen throughout the Company, including in the boardroom. And as the story goes, I was very happy to sign up.

The Company has made good progress since the spin-off of Equitrans, but it hasn’t come easy.

I’ve worked closely with my fellow directors and the new management team to address legacy issues. Before the spin-off, under prior leadership, operations did get off track. To address the issues, EQT announced in January an ambitious but achievable free cash flow plan, and over the last five months, this team has delivered.

The results of EQT’s new focus became evident very quickly. The strong free cash flow EQT is now generating demonstrates that the Board and leadership team’s focus on operational efficiency is paying off. And I strongly believe the Company will continue to deliver strong results in the near-team and over the long-term.

The scale and complexity of EQT operations require a deep, diverse, independent Board that isn’t afraid to ask hard questions and hold management accountable.

It’s been a pleasure serving as a director because everyone at the Company — from the boardroom to the drilling pad — is aligned around a cohesive culture of safety, operational excellence, and environmental responsibility.

Rob McNally has driven both the operational and cultural turnaround here, and I am pleased to have contributed my skills, my experience, and my perspectives to that. That said, there’s a lot more work to do, and I’m very excited about what’s ahead for EQT, its employees, shareholders, and all stakeholders.

With respect to governance, EQT is fully committed to continued Board refreshment. If the new nominees are elected, EQT will have named nine new directors since 2017, reducing average tenure to 2.3 years.

If reelected, I will continue to work closely with the entire Board, and I can assure you that we will continue providing effective oversight of our strong management team.

A new management team led by Rob McNally and a refreshed board has proven that EQT is a high performing, low-cost operator well positioned to continue creating value for shareholders. And I believe the best is yet to come from this team.

Wholesale disruption of the Board or management will be counterproductive and I believe value destructive. I worry not just about the value that would be destroyed by removing Rob as CEO and firing the entire management team, as the Rices have proposed, but also about the implications that disruption would have on workplace safety and environmental compliance.

I encourage all shareholders to join me in voting on the GOLD universal proxy FOR all 12 of EQT’s nominees. Protect the value of your investment.

EQT Video Transcript — Christine Toretti

Hello, I’m Christine Toretti. I’ve served on the EQT Board of Directors since October 2015.

I’ve had a long career drilling for natural gas in the Appalachian basin. In fact, you can say that drilling is in my blood. My family members were pioneers in this industry, drilling for natural gas in West Virginia, Pennsylvania, Kentucky, Virginia, and New York for the last 100 years.

For more than 20 years, I served as Chairman and Chief Executive Officer of S.W. Jack Drilling Company, America’s largest privately-owned inland drilling firm. I now serve as President of Palladio, a consulting company. I also serve as Chairman of the Board of Directors of S&T Bancorp.

Outside of the natural gas industry, I served on the U.S. Secretary of Energy’s Advisory Board and as Pennsylvania’s representative on the Interstate Oil and Gas Compact Commission.

I believe my deep roots in the region and my public service experience are valuable assets to EQT — particularly in today’s regulatory environment.

Over the past three plus years, I’ve helped the EQT Board and management team successfully navigate its transition to a pure play E&P company. Together with the rest of the Board I was intimately involved in the separation transaction that resulted in the spin-off of Equitrans Midstream.

My experience, particularly in Appalachia, has helped make EQT the company it is today, and I look forward to helping EQT achieve even greater success as the Company begins its next chapter.

From a government affairs perspective, I have worked closely with public officials for many years with the goal of providing benefits to communities. That has always been a focus of mine and will continue to be a focus at EQT.

I’ve worked with many E&P companies during my career, and I can tell you that the new EQT of today has really transformed into a forward-thinking company with a unique and collaborative culture. Importantly, EQT is now delivering strong financial and operational results. But we’re not complacent. I have seen firsthand that EQT is continuously searching for ways to improve.

It is incredible to see how this company has changed for the better and I consider it an honor to be a part of the new EQT.

This Board has been working hard to stay ahead of the curve. Importantly, we recognized that market sentiment was shifting, and accordingly, we shifted EQT’s focus to emphasize capital efficiency rather than volume growth.

Under this Board’s leadership, the management team took aggressive and decisive steps to reduce costs and drive efficiencies to generate substantial and sustainable free cash flow growth.

As a Board member I am particularly proud that the organization quickly adapted to our new operating philosophy and immediately began generating positive free cash flow.

Our latest additions to the Board — Anita Powers, Jerry MacCleary, Christina Cassotis, and Bill Lambert — have proven invaluable. Each of these directors was added to the Board in the fourth quarter of 2018 in connection with the separation transaction. Now, with James, Janet, and Valerie, I believe we will have one of the most experienced and capable, if not the most experienced and capable, boards in the E&P industry.

Since the new management team has come in, I have been struck by their level of focus and renewed energy that has taken root across the organization.

As part of the newly formed Operating and Capital Efficiency Committee, I’ve been working directly with Rob and his team to identify further operational efficiencies across the business. The other committee members and I have spent an incredible amount of time together, reviewing materials and analysis to examine every area of our business and every initiative to ensure that no stone is left unturned.

As a result, the team — under Rob’s guidance — has increased production volumes, delivered substantial operational improvements, and reduced annual costs by $150 million, helping to drive significant free cash flow growth.

The new strategy is delivering results, and I have never been more confident in the future of EQT under the new management team. Just look at EQT’s performance versus peers. The Company has outperformed all of its Appalachian peers since the spin-off.

There is always more to do, and I am pleased that we have found two leaders in Rob and Gary who have the leadership and technical skills to take EQT’s performance to the next level. They have already shown time and again over the last few months that they are committed to taking decisive actions to optimize EQT’s operations.

Community and people are a top priority of mine as a director. Creating an environment of belonging and ensuring that EQT continues to be an important part of the communities in which it operates is paramount.

At S.W. Jack Drilling, I learned that a workforce that feels part of something greater produces unimaginable results. Both operationally and financially, but also with respect to morale, safety, and environmental responsibility.

The new EQT is a company that will empower people, support communities, and raise the bar for our industry.

On a personal note, diversity has been a deep focus of mine, and I am proud to be a part of a Board that values perspectives from both men and women. Particularly in the oil and gas industry, which has been so male-dominated for so many years. If the EQT slate is nominated, 42% of the Board will be female directors. That is just another reason why I believe EQT’s Board is among the most forward-thinking in our industry.

If I am elected to continue serving as a director, I will keep up the important work we have been overseeing. I am excited to continue assisting my fellow Board members, as well as Rob and his team, as they continue to implement a culture of operational excellence that is unmatched among our peers.

Our Board is united in holding ourselves and management accountable for continued successful performance. We are aligned with the shareholders of EQT and excited to see what EQT can deliver as we pursue our goal of becoming the industry’s lowest-cost operator and driving enhanced returns.

I encourage all shareholders to support this highly qualified Board and management team that is delivering industry-leading results. Vote on the GOLD universal proxy today FOR all 12 of EQT’s nominees.

EQT Video Transcript — Christina Cassotis

Hello, I’m Christina Cassotis. I’ve served as a director on EQT’s Board since November of 2018.

Since 2015, I’ve led the Allegheny County Airport Authority as CEO. In this role, I oversee the operations of the county’s two airports — Allegheny County Airport, our general aviation facility, and Pittsburgh International Airport, which is one of the few airports in the United States where natural gas drilling takes place.

Before my role at Allegheny County Airport Authority, I was the Managing Director of a global aviation consulting firm from 2007 to 2014. My public and private company board experience also includes S&T Bank, a financial services company, and Visit Pittsburgh. I’m also a member of the International Aviation Women’s Association.

Airports function as communities where people come together and then head out to locations all over the world. A goal of any great airport is to attract more air service, be a good partner with the local community, and to make sure that individuals get to and from their destinations safely and on time.

When I first became CEO of the Allegheny County Airport Authority, I met with a number of regional business executives and citizens who rely on our airport. Many people had given up on Pittsburgh International, but I saw it as the diamond in the rough that it was. Many in the community were frustrated with the airport and didn’t have the confidence that it could meet the needs of the community today or in the future. So, that’s what I walked into.

My job was first to focus on reestablishing credibility in the community and in the industry by bringing flights in that met the community’s needs so that people could believe in the new vision we had for Pittsburgh International.

Since I became the Authority’s chief executive, we’ve focused on strengthening the business of our airports and marketing Pittsburgh around the world. In many ways, the pieces were already there, but the Authority needed someone to put it all together. My job was the art of assembly.

What we have accomplished is a real transformation from a hub airport to an origin and destination airport. And in doing so, we’ve achieved tremendous success maximizing value for all of our stakeholders — as is evidenced by the many awards we’ve won acknowledging the team’s work in implementing a massive turnaround strategy.

In fact, passenger traffic has grown considerably over the past four and half years — from 1.5% annually to 7.5% last year. In 2015, 37 destinations were served nonstop from Pittsburgh International. Today, we see 66 destinations served nonstop, and that includes eight new airlines added to the portfolio.

My work transforming the Allegheny County Airport Authority shares many similarities with what the new management team of EQT has accomplished. EQT executive leadership has undertaken an aggressive and impressive turnaround strategy, and I’ve used my experience to aid them in their efforts.

I bring a unique background to the EQT Board that nicely complements the rest of our directors, many of whom bring industry experience to the Board. I have significant experience overseeing operations and helping implement disruptive turnaround strategies.

I appreciate — and I value — the ability to assess the complex relationship between organizations and their competitive operating environments.

I also bring to the EQT Board significant government affairs expertise and strong relationships with the community’s local and federal political leaders. I understand the importance of working closely with the community — in partnership — to advance the region’s economic interests.

My business is running a complex capital-intensive facility with a lot of stakeholders, just like EQT. We operate and succeed in the community where we are doing business.

I have a tremendous interest in the success of this industry. The Marcellus shale sits literally right underneath our feet at the airport and in the region and has been critical to the diversification of the Pittsburgh economy — and EQT is the leader in the field. This is where I see the fit between what I do and my role on the EQT Board.

I’m focused on helping the EQT team drive continued growth and value creation because it is good for the industry, which is good for the local businesses, and ultimately good for the Pittsburgh community.

Although I’ve only been on the Board for six months, I’ve seen a tremendous amount of positive change at EQT.

I’ve been impressed by EQT’s commitment to putting together a diverse, well balanced Board. We like to refer to this as a purpose-built Board, which means specifically identifying missing skillsets and finding the right directors who complement each other and can best advance the goal of shareholder value creation.

I found the Company’s proactive approach to customizing board composition refreshing. I think EQT is setting a strong example for all companies.

If all of EQT’s nominees are elected, I’ll be excited and proud to serve on a Board that’s nearly half female. Together, the Board and management team will have the right mix of expertise to continue driving sustainable and significant shareholder value.

I’ve worked closely with the refreshed Board and the management team. We recognized EQT’s legacy operational challenges and addressed them by creating an ambitious but realistic strategic plan that’s already delivering results.

The strong free cash flow EQT is now generating demonstrates that the Board and leadership team’s focus on operational efficiency is paying off.

The Board shares a common objective with shareholders and appreciates feedback when making decisions.

EQT is fully committed to continuing Board refreshment. Our recently nominated independent director candidates — Janet Carrig, James McManus, and Valerie Mitchell — bring extensive oil and gas and corporate governance expertise and will certainly strengthen this already impressive Board.

If I have the pleasure to be reelected, I will continue to work closely with the other talented directors to ensure the management team continues taking the right steps to operate responsibly and create value for shareholders and all stakeholders — including EQT’s employees and communities.

EQT has a clear strategy for growth. The disruption that would result if the Rice family nominees are elected would be detrimental to the Company’s transformation.

The Board and I are confident that the Company is on the best path forward to continue to deliver on its ambitious plan and to solidify its position as a low-cost operator.

Your vote is extremely important, and I encourage you to support the EQT team and the effective strategy that is delivering results. Vote with me on the GOLD universal proxy card FOR all 12 of EQT’s highly qualified director nominees as this is a critical time for EQT’s ongoing transformation.

Thank you for your support.